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                                                                       EXHIBIT 5

                             [Company Letterhead]


                               October 13, 2000


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Form S-8 Registration Statement for Time Warner Telecom Inc.

Dear Sir or Madam:

     I am the general counsel of Time Warner Telecom Inc. (the "Company"). The Company has had prepared its registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 12,000,000 shares of its Class A Common Stock, $.01 par value, to be issued under the Company's 2000 Employee Stock Plan (the "Plan").

     As counsel for the Company, I have examined such documents and reviewed such questions of law as I have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, I am of the opinion that the shares of Class A Common Stock, when issued by the Company pursuant to the Plan, will be legally issued, fully paid and non-assessable; provided, that the consideration for each share is not less than the par value thereof.

     I consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Form S-8. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

     I do not express an opinion on any matters other than those expressly set forth in this letter.

                                   Very truly yours,


                                   /s/ Paul Jones
                                       ----------

                                   Paul Jones, Esq.